Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by and between AON CORPORATION, a Delaware Corporation (“Aon” or the “Company”), and Ted T. Devine (“Mr. Devine” or the “Executive”) concerning the Executive’s continued employment and separation from employment with the Company.  The effective date of this Agreement is as of November 18, 2009 (the “Effective Date”); provided that this Agreement shall be effective only upon its approval by the Board of Directors of the Company and/or its Organization and Compensation Committee and Governance/Nominating Committee.

WHEREAS, Mr. Devine and the Company are parties to an employment agreement dated as of June 10, 2009 (the “Employment Agreement”);

WHEREAS, as of the date hereof Mr. Devine is employed as Aon’s Executive Vice President — Chief Executive Officer Aon Specialty;

WHEREAS, Mr. Devine and Aon now desire to enter into an agreement setting forth the terms of Mr. Devine’s continued employment with the Company, his separation from employment with the Company, and the rights and duties of the parties after they enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, Aon and Mr. Devine hereby agree as follows:

1.             Resignation.  The Executive hereby notifies the Company pursuant to Section 4(e) of the Employment Agreement and subject to the effectiveness of this Agreement, that he is resigning his employment with the Company effective November 18, 2010 (the “Termination Date”).  However, as of the Effective Date, Executive hereby resigns his position as an officer of the Company, Aon Specialty and any other affiliate of the Company and his position on all committees thereof, including the Executive Committee.

2.             Duties.

(a)              During the period beginning on the Effective Date and continuing through November 18, 2010 (the “Continuation Period”), Executive shall continue as an employee of the Company, but shall not be required to perform any set number of hours of work per week, but rather shall be available to perform such duties as may be requested from time to time by the Senior Vice President, Head of Human Resources of the Company (“SVP — HR”).  Executive shall report to and receive direction only from the SVP-HR.  During the Continuation Period, Executive shall no longer have the title of Executive Vice President or be considered a Level 1A senior executive of the Company, and will be assigned a mutually acceptable title by the SVP-HR.

(b)              During the Continuation Period, Executive is expected to devote such business time, attention and effort to the affairs of the Company and its subsidiaries, as is necessary to perform the duties requested by the SVP-HR.  Executive shall not be employed by any other entity or person on a for-profit basis during the Continuation Period without the prior written consent of the Company.  Executive may, however, be employed by and provide services to such not-for-profit entities as the Executive may desire, including the establishment of One World Sports Alliance, a not-for-profit entity intended for the promotion of sports (the “OWSA”); provided, however, that such activities may not significantly interfere with the Executive’s performance of his duties hereunder and may not violate the terms of Section 10 or 11 hereof.

(c)              Executive and the Company agree that following the Effective Date, Executive shall not be providing services equal to at least twenty percent of the level performed prior to the Effective Date, and therefore Executive shall upon the Effective Date incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations and guidance thereunder (“Section 409A”).

3.             Salary.  During the Continuation Period, the Executive will receive his base salary at a rate equal to $950,000.

4.             Benefits.  During the Continuation Period, the Executive will (i) remain eligible for participation in and benefits under all welfare benefit plans offered to executives of the Company during such period (including health, life and disability insurance) on the same terms as offered to executives of the Company generally, with COBRA continuation thereafter as applicable, and (ii) remain a participant in the qualified and non-qualified retirement plans and arrangements of the Company in which the Executive participates as of the Effective Date. Executive, however, shall not be eligible to participate in any incentive compensation plans during the Continuation Period, including but not limited to the Executive Committee Incentive Plan, or any Leadership Performance Plan.

5.             2009 Bonus.  Executive hereby agrees to forfeit any bonus or other incentive compensation for which he otherwise may be eligible for services during 2009.

6.             Outstanding Equity Awards.

(a)           During the Continuation Period and subject to compliance with Sections 8, 10 and 11, Executive shall continue to vest in the following restricted shares, restricted share units, and performance share units:

•      2007 ISP 5,423  shares vesting 2/15/2010;

•      2008 ISP 3,835  shares vesting 2/22/2010;

•      2009 ISP 1,848  shares vesting 2/24/2010;

•      07 LPP2 60,648 shares award   2/25/2010; and

•      05 RSU 10,000 shares vesting 5/02/2010.

Restricted share units and performance share units which vest under this Section 6(a) shall be delivered on the six-month anniversary of the Effective Date to the extent required by Section 409A.

(b)           During the Continuation Period and subject to compliance with Sections 8, 10 and 11, Executive shall continue to vest in the following stock options:

•      07 LPP  10,108 options vesting 3/15/2010 with an exercise price of $37.10;

•      08 LPP  14,667 options vesting 3/13/2010 with an exercise price of $40.91; and

•      09 LPP 15,413 options vesting 3/19/2010 with an exercise price of $38.93.

(c)              All other restricted shares, restricted share units, performance share units and stock options previously granted to Executive which will not vest by the Termination Date shall be forfeited and cancelled as of the date hereof.

(d)              For purposes of all outstanding equity awards of the Executive as of the last day of the Continuation Period, the Executive shall be deemed to have voluntarily resigned his employment effective November 18, 2010. In that regard, all stock options that are vested as of date hereof, or that vest as provided in Section 6(b) above shall be exercisable in accordance with their terms during the Continuation Period and for the 90 day period following the Termination Date.

7.             Pledge of Stock.  In order to secure Executive’s obligations under this Agreement, Executive agrees to pledge to the Company the number of shares delivered (net after-tax withholding) upon vesting and delivery of his restricted shares, restricted stock units and performance share units as provided in Section 3(iii) above the (“Pledged Shares”) according to the Pledge Agreement in the form attached as Attachment B.  Provided, Executive complies with the terms of this Agreement, the Pledged Shares shall be released from the pledge as follows:

(a)           25% of the Pledged Shares shall be released on 12/31/2010;

(b)           25% of the Pledged Shares shall be released on 12/31/2011; and

(c)           50% of the Pledged Shares shall be released on 11/17/2012.

In the event that Executive violates the provisions of Sections 8, 10 or 11 of this Agreement, then any Pledged Shares not previously released shall be forfeited and cancelled as liquidated damages.  Executive agrees that the Company may hold the Pledged Shares in escrow according to the Pledge Agreement from the date the Pledged Shares otherwise would be deliverable to the Executive pursuant to the terms of the restricted share, restricted stock unit, and performance share agreement and the Incentive Stock Plan and Leadership Performance Plan pursuant to which such Pledged Shares were granted.

8.             Additional Consideration.  In addition to the compensation and benefits provided under Sections 3, 4 and 6 and as consideration for the Executive executing, delivering to the Company and not revoking a release of claims in the form attached to this Agreement as Attachment A (the “Release”) within twenty-one days following the Effective Date and again within twenty-one days following the Termination Date and Executive’s compliance with the covenants set forth in Sections 10 and 11 below,  the Company agrees to provide the Executive the following:

(a)           office space through December 31, 2010, in such location as the Company may determine;

(b)           a secretary through December 31, 2010;

(c)              a recommendation to the Aon Foundation that it contribute $200,000 to Executive’s Not-for-Profit; provided that Executive acknowledges and agrees that the Aon Foundation is independent of, separate and apart from the Company, and that by making such recommendation the Company in no way can control or otherwise guarantee that any such contribution shall be made.  Nothing contained herein shall implicate any influence or control of the Company over the Aon Foundation, which is independent of the Company and the Company shall have completely fulfilled its obligation pursuant to this section by making the recommendation to the Aon Foundation, whether such recommendation is accepted or not.  However, Executive acknowledges and agrees that the Company’s recommendation to the Aon Foundation is of value to him;

(d)              provided, Executive enters into and is working on average at least 20 hours per week for OWSA in 2011, the Company shall pay Executive $750,000 in 2011, payable in equal quarterly installments, with the first installment payable on March 31, 2011 and the last installment due on December 31, 2011;

(e)              provided, Executive (and his dependents, if applicable) elects continuation coverage under COBRA under the Company’s group health plan on and after the Termination Date and provided, Executive (and his dependents, if applicable) remains eligible for such continuation coverage, the Company shall reimburse Executive for the difference between the premium rate Employee (and if applicable his dependents) are required to pay under COBRA and the rate Employee would pay for similar coverage as an active employee of the Company through December 31, 2011; and

(f)               reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in the negotiation and documentation of this Agreement up to a maximum of $12,500.  All such fees and expenses will be paid by the Company within thirty (30) days after the Company’s receipt of the invoices therefor.

9.             Return of Property.  The Executive agrees that within seven (7) days of the Effective Date he shall return to the Company all property of the Company in his possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by the Executive in connection with the performance of his duties for the Company, including but not limited to files and documents (including paper files and documents, as well as all electronic, digital, or magnetic files or documents, and files or documents stored in any other format), no matter how produced or reproduced, all computer equipment, programs and files, and all office keys and access cards, it being hereby acknowledged that all of said items are the sole and exclusive property of the Company.  In addition, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on the Effective Date, which he possess or has under his control.

10.           Restrictive Covenants.

(a)              The Executive acknowledges and agrees that during the Noncompetition Period (as defined below) he shall not in any manner, directly or indirectly through any person, firm, or corporation, alone or a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any consultant to any other person, firm corporation or enterprise in engaging or being engaged in the business of insurance brokerage, re-insurance brokerage, or underwriting of insurance (the “Business”) anywhere in the world in which the Company operates.  Executive agrees and acknowledges that the Executive was engaged in the Business while employed by the Company, and if the Executive engaged in such Business during the Noncompetition Period it would damage the Company’s business and reputation.  Executive agrees that the covenants contained in this Section 10(a) will not prohibit him from earning a livelihood.  For purposes of this Agreement the Noncompetition Period shall mean during the Continuation Period and for a period of (i) two years thereafter with respect to the Business of insurance brokerage and re-insurance brokerage, and (ii) one year thereafter with respect to the Business of insurance underwriting.

(b)              The Executive further agrees that during the Continuation Period and for a period of two years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purposes whatsoever; provided, however, that upon expiration of the Continuation Period, Executive may offer employment to the secretary provided in Section 8(b) above.

(c)              Nothing in this Section 10 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(d)              If at any time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 10.

(e)              The Company and the Executive agree that the payments to be made and the benefits to be provided by the Company to the Executive pursuant to Sections 3, 4, 6 and 8 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 10 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 10 or 11 hereof, the Company shall be entitled immediately to terminate Executive’s employment and upon such termination the Company shall have no further liability to the Executive under Sections 3, 4, 6 or 8 hereof and the Company shall retain any Pledged Shares which have not been released from the Pledge Agreement.

11.           Confidentiality.  The Executive shall not, at any time during the Continuation Period, or thereafter, make use of or disclose, directly or indirectly, any (a) trade secret or other confidential or secret information of the Company or of an of its subsidiaries or (b) other technical, business proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”) except to the extent that such Confidential Information (i) becomes a matter of public record or is published in newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (ii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the company to enable the Company to seek an appropriate protective order, or (iii) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the Termination Date the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on the Termination Date, which he possesses or has under his control.

12.           Cooperation.  The Executive agrees to cooperate with the Company during the Continuation Period and thereafter by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, including by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however, that the same does not materially interfere with his then-current professional activities.  The Company agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

13.           Indemnification.  The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive during the Continuation Period and during any applicable statute of limitations period, to the extent the Company provides such coverage for its other executive officers and/or members of its Board of Directors.

14.           Assignability and Binding Nature.  This Agreement is not assignable by either party except as permitted herein.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, and as provided in Section 15(d).

15.           Death, Disability; Termination; Beneficiaries.

(a)           In the event of the Executive’s death, his beneficiaries shall be entitled to the compensation and benefits that would otherwise have been provided to the Executive (to the extent not yet then provided) under this Agreement, excluding the provision of welfare benefits (but subject to normal COBRA continuation rights).

(b)           In the event the Company terminates Executive’s employment for Cause (as defined below), the Company shall be relieved of all obligations to provide salary pursuant to Section 3, continuation of benefits under Section 4, or the additional consideration under Section 8, and Executive shall not be entitled to vest in any equity under Section 6 hereof.  In all other cases, if the Company terminates Executive’s employment, other than for Cause, or in the event of the Executive’s inability to perform his duties under this Agreement due to physical or mental illness, injury or other disability, the Executive shall be entitled to the compensation and benefits provided to him under this Agreement to the extent not yet then provided.  Such a termination shall be deemed a termination by the Company without Cause for purposes of the compensation and benefit arrangements of the Company not specifically governed by this Agreement.  For purposes of this Agreement the Company may terminate the Executive’s employment for Cause if (i) the Executive fails or refuses to perform any duties reasonably assigned to him under Section 2, (ii) Executive breaches Section 10 or 11 of this Agreement or (iii) Executive is convicted of a felony.

(c)           In the event that the Company reasonably determines that the Executive has breached or is in breach of his obligations under this Agreement, which breach remains uncured fourteen (14) days after the Executive’s receipt from the Company of written notice of such breach (or, if such cure would reasonably require more than fourteen (14) days, then if the Executive has failed to take substantial steps to cure such breach in a timely manner), the Company’s obligations under this Agreement shall immediately terminate.

(d)           The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following his death by giving the Company written notice thereof.  In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s estate.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

16.           Notices.  Any notices or other communications given hereunder by either party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or other means of electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to the Corporation:	Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive:	At his address per the
records of the Company.

With a copy to:	Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601-9703
Attention: Mark Weisberg

or such other address as may hereafter be specified by notice given pursuant to this Section.  Date of service of any such notice shall be (w) the date such notice is personally delivered, (x) two (2) business days after the date of mailing if sent certified or registered mail, (y) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, and (z) when sent, if sent by facsimile or other means of electronic transmission, between 9:00 A.M. and 5:00 P.M. Central time or the next business day thereafter if sent after 5:00 P.M. Central time.

17.           No disparagement.  The Executive shall not, at any time following the date of this Agreement, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding the Company or any of its affiliates, stockholders or current or former officers, directors, employees, independent contractors, or agents.  The Company’s current officers (including any vice presidents or above) and members of its current Board shall not, at any time following the date of this Agreement, make any public statements or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) about the Executive.  Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of its Board to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

18.           Section Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

19.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understanding and agreements relating to the specific subject matter contained herein.  Any failure of the Company or the Executive to demand full and complete adherence to one or more of this Agreement’s terms, on one or more occasions, shall neither be construed as a waiver nor deprive such party of the right at any time to insist upon strict compliance.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable.  However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.  This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto.  Any modification of this Agreement must be made in writing and signed by each of the parties hereto.  This Agreement shall supersede the Employment Agreement and any other agreement to which the Company and the Executive are a party regarding termination of his employment with the Company, including the Change in Control Agreement date as of September 19, 2008 by and between Executive and the Company (the “change in Control Agreement”) or severance plan or agreement.  Executive acknowledges and agrees that the Change in Control Agreement shall terminate and no longer be effective on the Effective Date.

20.           Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provisions of Section 10 or 11 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, including liquidated damages provided under Section 7, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 10 or 11 of this Agreement.

21.           Arbitration.  Except as set forth in Section 20, any dispute or controversy between Executive and the Company, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, the Company and the Executive agree to submit the dispute to non-binding mediation.  The Company shall select the mediator.  In the event such dispute can not be settled by mediation, the dispute shall be submitted to arbitration under the rules of (but not necessarily administered by) the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration shall be held before a single arbitrator who shall be selected by the agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the parties and seek interim provisional, injunctive or other interim equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both the Company and Executive.  The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree.  The Company shall pay the costs of the mediator and the arbitrator, but each party shall be responsible for their own legal fees and costs.

22.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws.  The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook Country, Illinois for the purposes of any court proceeding arising out the this Agreement.

23.           Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

24.           Section 409A Compliance.  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Executive to the payment of interest or any tax penalty which may be imposed under Section 409A.  Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (i) Executive is a specified employee as defined in Section 409A and (ii) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.

25.           Survival.  Sections 8, 10, 11, 12, 13, 19 and 20 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Continuation Period.

*      *      *

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

AON CORPORATION

/s/ Ted T. Devine	By:	/s/ Peter Lieb
TED T. DEVINE	Its:	Executive Vice President and General Counsel

ATTACHMENT A

GENERAL RELEASE OF ALL CLAIMS

1.             This document (the “General Release”) is attached to, is incorporated into, and forms a part of the Transition Agreement dated November 18, 2009 (the “Agreement”) by and between Aon Corporation (the “Company”) and Ted T. Devine (the “Executive”).  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned the Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Aon, its affiliates and subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this General Release.  Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law.  This General Release shall not waive or release any rights or claims that the Executive may have: (a) the under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Company where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the Termination Date (as defined in the Agreement); (b) rights to indemnification the Executive may have under the Agreement, any other separate agreement entered into with the Company, any directors and officers liability insurance, the Company’s By-laws or Articles of Incorporation, (c) claims for unemployment compensation pursuant to the terms of applicable state law; or (d) any claims that arise on or after the effective date of this Release or cannot otherwise be waived by law.

2.             The Executive intends this General Release to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1 above.  The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.             The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release.  Nothing in this General Release shall limit the rights of any governmental agency or the Executive’s right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  The Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with the Company.

4.             In further consideration of the promises made by the Company in this General Release, the Executive specifically waives and releases the Company from all claims the Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA.  The Executive further agrees that:

(a)           the Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)           the Executive understands the terms of this General Release;

(c)           the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this General Release;

(d)           the Company is giving the Executive a period of twenty-one (21) days within which to consider this General Release;

(e)           following the Executive’s execution of this General Release, the Executive has seven (7) days in which to revoke Executive’s release under the ADEA and OWBPA by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

(f)            the provisions of this General Release with respect to ADEA and OWBPA shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke shall become effective and enforceable upon the expiration of the revocation period; and

(g)           notwithstanding Executive’s revocation of the portions of this General Release covering the ADEA and OWBPA, upon execution hereof all other provisions of this General Release shall become effective and shall be irrevocable.

5.             This General Release does not waive rights or claims that may arise after the date the Executive signs this General Release.  To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release. The Executive specifically acknowledges that, except as specifically described above, it is his intention to release all claims known and unknown. If so requested by the Company, and without the need for the Company to pay additional consideration, the Executive agrees to sign another release in substantially the same form as the present release, on or immediately after the Termination Date (as defined in the Agreement).

6.             To revoke the portions of this General Release covering the ADEA and OWBPA, the Executive must send a written statement of revocation to the Company to the address provided in Section 16 of the Agreement.  The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following the Executive’s execution of this General Release.  If the Executive does not revoke, the eighth (8th) day following the Executive’s acceptance will be the “effective date” of this General Release with respect to the ADEA and OWBPA provisions, in all other regards, this General Release shall be effective on the date this General Release is executed by the Executive.

7.             Executive’s right to revoke is limited to the ADEA and OWBPA and shall not be construed as a right to revoke other provisions of this General Release.  If Executive revokes his release of claims under the ADEA or OWBPA all remaining terms of this General Release shall continue to have full force and effect and the General Release shall continue to be enforceable as if the ADEA and OWBPA release was severed, but the Company shall no longer be obligated to provide the additional benefits under Section 8 of the Agreement and Executive shall forfeit under the vesting of any equity awards under Section 6 and any Pledged Shares under Section 7 of the Agreement.

8.             This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	November 18, 2009	/s/ Ted T. Devine
TED T. DEVINE

ATTACHMENT B

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2009, by and between TED T. DEVINE, an individual resident in the State of Illinois (“Pledgor”), and AON CORPORATION, a Delaware corporation (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, Pledgor is the record and beneficial owner of certain issued and outstanding equity awards consisting of restricted shares, restricted share units and performance share units, granted by the Secured Party, as more specifically set forth on Schedule A attached hereto (collectively, the “Equity Awards”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pledgor and Secured Party are entering into a Transition Agreement (as hereafter amended, modified or supplemented from time to time, the “Transition Agreement”);

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Transition Agreement that Pledgor shall agree to pledge and grant a first priority security interest to Secured Party in the shares of stock of the Secured Party hereafter acquired by Pledgor pursuant to the vesting of the Equity Awards (net of shares withheld to pay applicable taxes) to secure the full and timely performance of Pledgor’s obligations to Secured Party under the Transition Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (collectively, the “Secured Obligations”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings specified in the Transition Agreement.

2.             Pledge. As security for the Secured Obligations, Pledgor hereby pledges and grants to the Secured Party a continuing first priority security interest, to become automatically effective upon the vesting of the applicable underlying Equity Awards, in any and all:

(a)           shares of the stock of Secured Party issued to Pledgor (net of after-tax withholding) pursuant to any of the Equity Awards, which shares shall be set forth on Schedule B attached hereto and deemed incorporated herein (collectively, the “Pledged Securities”), and all proceeds, securities, dividends, rights and other property at any time or from time to time received, receivable or otherwise distributed to Pledgor in respect of or in exchange for the Pledged Securities; and

(b)           other property hereafter delivered to Pledgor in substitution for or in addition to any of the foregoing, all certificates evidencing such property and all proceeds, securities, dividends, rights and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

All items referred to in clauses (a) and (b) of this Section 2 are hereinafter collectively referred to as the “Collateral”.

3.             Endorsement and Delivery of the Pledged Securities.  Upon issuance of any Pledged Securities, Pledgor shall immediately deliver or cause to be delivered to the Secured Party the certificates, in transferrable form, representing such Pledged Securities accompanied by an appropriate instrument of assignment, in form and substance satisfactory to the Secured Party, duly executed in blank (it being agreed that the Secured Party shall be under no obligation to deliver any certificates representing the Pledged Securities to Pledgor upon issuance thereof, but rather shall be entitled to retain such certificates upon issuance in satisfaction of Pledgor’s delivery obligations hereunder).

4.             Voting Power; Dividends.  So long as there shall exist no condition, event or act which constitutes, or with notice or lapse of time or both, would constitute, an Event of Default (as defined below), Pledgor shall be entitled to (a) exercise any and all voting rights with respect to the Pledged Securities and (b) receive and retain for its own account any and all cash dividends and distributions made with respect to the Pledged Securities which it is otherwise entitled to receive; provided, however, any and all stock and/or liquidating dividends, distributions in property, returns on or in respect of the Pledged Securities, whether resulting from a subdivision, combination or reclassification of any of the Pledged Securities or received in exchange for any of the Pledged Securities, or as a result of any merger, consolidation, acquisition or other exchange affecting any of the Pledged Securities, and any and all cash and other property received in exchange for any Collateral shall be and become part of the Collateral pledged hereunder and, if received by Pledgor, shall forthwith be delivered to the Secured Party (accompanied, if appropriate, by proper instruments of assignment and/or stock powers executed by Pledgor in accordance with the Secured Party’s instructions) to be held subject to the terms of this Agreement.

5.             Representations, Warranties and Covenants of Pledgor.  Pledgor hereby makes the following representations, warranties and covenants to the Secured Party, which representations, warranties and covenants shall survive the execution and delivery of this Agreement:

(a)           Pledgor has good title to all of the Equity Awards and, upon issuance, will have good title to all of the Pledged Securities, free and clear of all liens, charges, adverse claims, encumbrances, preferential arrangements or restrictions of any kind whatsoever, other than any lien or security interest created or granted hereunder;

(b)           Pledgor has not taken and shall not take or permit to be taken any action, to the extent such action is within his control, which would impair the value of the Collateral or of any part thereof or the security intended to be afforded by this Agreement;

(c)           there are no commitments, options, contracts or other arrangements under which Pledgor is or may become obligated to sell, pledge or otherwise dispose of the Equity Awards or any of the Pledged Securities; and

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(d)           upon delivery of the certificates representing the Pledged Securities to the Secured Party in accordance with Section 3 hereof, the Secured Party will have a valid, perfected first priority security interest in the Pledged Securities.

6.             Additional Covenants of Pledgor.  Pledgor hereby further covenants to the Secured Party that so long as the Transition Agreement remains in effect:

(a)           Pledgor will deliver to the Secured Party, from time to time upon request of the Secured Party, such stock powers and similar documents with respect to the Collateral, in form and substance satisfactory to the Secured Party; and

(b)           Pledgor will not assign, sell or otherwise transfer, further pledge, hypothecate, otherwise encumber or dispose of all or any portion of the Pledged Securities.

7.             Default.  Under the terms of this Agreement, an “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following events so long as the Transition Agreement remains in effect:

(a)           the occurrence of a default or breach by Pledgor in its obligations or covenants pursuant to Sections 8, 10 or 11 of the Transition Agreement;

(b)           if Pledgor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or a substantial part of his property, (ii) be generally unable to pay his debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) call or suffer to be held a meeting of his creditors, (vi) file a petition seeking to take advantage of any law providing for the relief of debtors, (vii) enter into any composition, arrangement, consolidation, trust mortgage or similar agreement with or for the benefit of creditors, or (viii) take any action for the purpose of effecting any of the foregoing;

(c)           a case, proceeding or similar action shall be commenced, with or without the application or consent of Pledgor, as the case may be, seeking the liquidation or readjustment of Pledgor’s debts, the appointment of a trustee, receiver, custodian, liquidator or the like of Pledgor or all or a substantial part of his assets, or any similar action with respect to Pledgor under the federal bankruptcy laws (as now or hereafter in effect) or any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, or an order for relief against Pledgor shall be entered in an involuntary case under such bankruptcy laws;

(d)           the making of any levy, distraint or attachment in favor of any taxing authority against Pledgor or any of his property;

(e)           a breach of or default under any representation, warranty, covenant or agreement set forth herein.

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Prior to enforcing any remedies under Section 8 hereof following an Event of Default, the Secured Party shall give Pledgor written notice of such Event of Default (a “Default Notice”) and if such Event of Default is curable, Pledgor shall have five (5) business days following the date of such Default Notice to cure such Event of Default.  Except as provided in the foregoing sentence, the Secured Party’s rights and remedies hereunder shall not be affected by any failure or delay in providing a Default Notice hereunder.

8.             Remedies.

(a)           The Secured Party shall have, in addition to any other rights given under this Agreement or by law, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code as in effect from time to time in the State of Illinois.  In addition, following the occurrence of an Event of Default, the Secured Party shall have such powers of sale and other powers as may be conferred by applicable law.  In furtherance and not in limitation of the foregoing, the parties agree that following any Event of Default the Collateral shall be deemed forfeited and surrendered by Pledgor any may be cancelled by Secured Party.

(b)           The fair market value of the Collateral (in the event of a cancelation of the Pledged Securities) or the net proceeds received by the Secured Party (in the event of a sale or other disposition of the Pledged Securities), if any, shall be deemed liquidated damages payable to Secured Party in respect of damages suffered by Secured Party as a result of the breach or default by Pledgor of his obligations under the Transition Agreement.

(c)           With respect to the actions described in this Section 8, Pledgor hereby irrevocably constitutes and appoints the Secured Party as its proxy and attorney-in-fact with full power of substitution and acknowledges that the constitution and appointment of such proxy and attorney-in fact are coupled with an interest and are irrevocable.

9.             Term; Release of Collateral.  This Agreement shall remain in full force and effect until the earlier to occur of (a) November 17, 2012 and (b) a release in writing signed by the Secured Party; provided, however, that so long as there shall exist no condition, event or act which constitutes, or with notice or lapse of time or both, would constitute, an Event of Default, the Collateral shall be released as follows: (i) 25% of the Pledged Securities on December 31, 2010; (ii) 25% of the Pledged Securities on December 31, 2011; and (iii) 50% of the Pledged Securities on November 17, 2012.  Upon the termination of this Agreement with respect to any Collateral as provided above, the Secured Party will promptly release the security interest and liens in such Collateral created hereunder and will deliver the applicable Collateral (as then constituted) to the Pledgor.

10.           Limitation on Duties Regarding Collateral. Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby, shall be to deal with it in the same manner as Secured Party deals with similar securities and property for its own account.  Neither Secured Party nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize

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upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgor or otherwise.

11.           Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

12.           Further Assurances.  Pledgor agrees that he will cooperate with the Secured Party and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents, and will take all such other action, including, without limitation, the filing of financing statements, as the Secured Party may reasonably request from time to time in order to carry out the provisions and purposes of this Agreement.

13.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made in the manner and to the addresses of the parties provided in Section 16 of the Transition Agreement.

14.           Gender, Number and Headings. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

15.           Waivers, Amendments, Interpretation.  None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing which is duly executed by Pledgor and the Secured Party.  Any such waiver shall be valid only to the extent set forth therein.  A waiver by the Secured Party or the Pledgor of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Secured Party or the Pledgor would otherwise have on any future occasion.  No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Secured Party or Pledgor shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto.  Any modification of this Agreement must be made in writing and signed by each of the parties hereto.

16.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal and legal representatives, successors and assigns. This Agreement and the rights and duties of Pledgor hereunder may not be assigned or delegated without the prior written consent of the Secured Party.

17.           Severability.  If any provision of this Agreement is prohibited by or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.           Arbitration.  Except as set forth in Section 19, any dispute or controversy between Pledgor and the Secured Party, whether arising out of or relating to this Agreement, the breach of

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this Agreement, or otherwise, shall be submitted to non-binding mediation.  The Secured Party shall select the mediator.  In the event such dispute can not be settled by mediation, the dispute shall be submitted to arbitration under the rules of (but not necessarily administered by) the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration shall be held before a single arbitrator who shall be selected by the agreement of Pledgor and the Secured Party, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the parties and seek interim provisional, injunctive or other interim equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Pledgor and the Secured Party.  Pledgor and the Secured Party acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree.  The Secured Party shall pay the costs of the mediator and the arbitrator, but each party shall be responsible for their own legal fees and costs.

19.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws.  The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook Country, Illinois for the purposes of any court proceeding arising out the this Agreement.

20.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Signature page follows.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

PLEDGOR:

TED T. DEVINE

SECURED PARTY:

AON CORPORATION, a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO PLEDGE AGREEMENT]

SCHEDULE A

Equity Awards

2007 ISP 5,423 shares vesting 2/15/2010

2008 ISP 3,835 shares vesting 2/22/2010

2009 ISP 1,848 shares vesting 2/24/2010

07 LPP2 60,648 shares award  2/25/2010

05 RSU 10,000 shares vesting 5/02/2010

SCHEDULE B

Pledged Securities

(to be completed upon vesting of Equity Awards)

Security	Date of Issuance	Certificate No.	Number of Shares